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                                                                EXHIBIT 99.B(16)


                              WEBS INDEX FUND, INC.
                   REGISTRATION NUMBERS: 33-97598 AND 811-9102

Registration Statement
Item 24b - Exhibit 16 - Schedule of Performance Computations
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          a-b
          ---
YIELD = 2[(cd + 1)(6) - 1]

         Where:     a = dividends and interest earned during the period.

                    b = expenses accrued for the period (net of reimbursements).

                    c = the average daily number of shares outstanding during
                        the period that were entitled to receive dividends.

                    d = maximum offering price per share on the last day of the period.


TOTAL RETURN = P(1+T)(n) = ERV

         Where:     P      =   hypothetical initial payment of $1,000.

                    T      =   the average annual total return.

                    n      =   number of Years.

                    ERV    =   ending redeemable value of a hypothetical
                               $1,000 payment made at the beginning of the period.


CUMULATIVE TOTAL RETURN = [(ERV/P) - 1]